3DIcon’s CEO Mark Willner Issues Technology Update Letter to Shareholders

TULSA, Okla., March 5th, 2013 -- 3DIcon Corporation (OTCBB:TDCP) (the “Company”), a developer of three-dimensional projection display technologies, today announced that its CEO, Mr. Mark Willner, has issued a new Technology Update Letter to shareholders.

In the letter, Mr. Willner updates shareholders about the technical status of the Company’s patented CSpace® volumetric 3D display technology and near term plans for further development of that technology. In addition, Mr. Willner describes the Company’s plans in the glasses-free flat screen 3D industry and a new technology that is being considered as part of those plans. To view the letter in full, please visit http://content.stockpr.com/tdcp/media/ce0b0a5e92746c505905903498d73882.pdf.

About 3DIcon Corporation

3DIcon Corporation is a developer of projection 3D display technologies. The Company’s patented volumetric 3D display technology, CSpace®, is being developed to produce 360-degree viewable, high-resolution, color images, and is intended for use in government and industrial applications such as air traffic control, medical imaging, automotive & aerospace design, geological visualization, weather visualization, battle space visualization, and cargo / baggage / people scan visualization. The company also sells a software product, Pixel Precision®, a simple-to-use image creation / manipulation tool for engineers developing systems based on Texas Instruments' DLP® line of products. For more information please visit www.3dicon.net.

The 3DIcon Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7750

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation Judy Keating 918-494-0509

Source: 3DIcon Corporation

Released March 5th, 2013